Filed pursuant to Rule 433. Registration Statement Nos. 333-162193 and 333-162193-01.

RBS

www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877)

Gold . . . with an exit strategy?

RBS Gold Trendpilot™ Exchange Traded Notes



The RBS Gold Trendpilot™ ETN provides exposure to the price of gold bullion or the yield on 3-month US Treasury bills using a systematic strategy, based on price trends of gold bullion.

By moving in and out of tracking gold prices according to an objective and transparent methodology, the RBS Gold Trendpilot™ ETN provides exposure to:

NYSE Arca: TBAR
Learn more about TBAR

- **GOLD** in positive trending markets, and
- **3-month US Treasury bills** in negative trending markets.

What is *your* exit strategy for Gold?

Call today to find out more: **855.RBS.ETPS (855.727.3877)**

TBAR	TRND	TRNM
RBS Gold Trendpilot™ ETN	RBS US Large Cap Trendpilot™ ETN	RBS US Mid Cap Trendpilot™ ETN
Download: Pricing Supplement | Factsheet	Download: Pricing Supplement | Factsheet	Download: Pricing Supplement | Factsheet
Initial Issuance 2/23/11	*Initial Issuance 12/09/10*	*Initial Issuance 1/28/11*

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY

The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS NV, RBS Holdings, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).